Exhibit 99.4

DLH HOLDINGS CORP. AND SUBSIDIARIES
 UNAUDITED PRO FORMA EBITDA
(Amounts in thousands)

We use Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) as a supplemental non-GAAP measure of our performance. We define EBITDA as net income/(loss) adjusted to exclude (i) interest and other expenses, including acquisition expenses, net, (ii) provision for or benefit from income taxes, if any, and (iii) depreciation and amortization.

This non-GAAP measure of our performance is used by DLH management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company’s Board utilize this non-GAAP measure to make decisions about the use of the Company’s resources, analyze performance between periods, develop internal projections and measure management performance. We believe that this non-GAAP measure is useful to investors in evaluating the Company’s ongoing operating and financial results and understanding how such results compare with the Company’s historical performance. By providing this non-GAAP measure as a supplement to GAAP information, we believe we are enhancing investors’ understanding of our business and our results of operations.

Please refer to the GAAP pro forma financial statements and notes included in Exhibit 99.3 herein. Weighted average shares outstanding shown in the following tables are consistent with the shares used for DLH pro forma earnings per share, calculated as required under GAAP.

Unaudited pro forma non-GAAP reconciliation for pro forma year ended September 30, 2019

(Amounts in thousands)	The Company	Irving Burton Associates, LLC.	Pro Forma Adjustments	Pro Forma Combined
Pro forma GAAP net income/(loss)	$5,324	$5,774	$(5,263)	$5,835
(i) Interest and other income (expense), net	(2,473)	107	(1,482)	(3,848)
(ii) Provision (benefit) for taxes	2,171	—	213	2,384
(iii) Depreciation and amortization	3,956	—	1,634	5,590
EBITDA	$13,924	$5,667	$(1,934)	$17,657

Unaudited pro forma non-GAAP reconciliation for pro forma nine months ended June 30, 2020

(Amounts in thousands)	The Company	Irving Burton Associates, LLC.		Pro Forma Adjustments	Pro Forma Combined
Pro forma GAAP net income/(loss)	$5,752	$2,822		$(2,760)	$5,814
(i) Interest and other income (expense), net	(2,659)	147		(1,191)	(3,703)
(ii) Provision (benefit) for taxes	2,352	—		24	2,376
(iii) Depreciation and amortization	5,340	—		1,225	6,565
EBITDA	$16,103	$2,675	0	$(320)	$18,458

Unaudited pro forma non-GAAP reconciliation for pro forma year ended June 30, 2020*

(Amounts in thousands)	The Company	Irving Burton Associates, LLC.		Pro Forma Adjustments	Pro Forma Combined
Pro forma GAAP net income/(loss)	$7,319	$4,280		$(3,968)	$7,631
(i) Interest and other income (expense), net	(3,849)	161		(1,445)	(5,133)
(ii) Provision (benefit) for taxes	2,990	—		126	3,116
(iii) Depreciation and amortization	7,259	—		1,634	8,893
EBITDA	$21,417	$4,119	0	$(763)	$24,773

* The above tabular presentation of unaudited pro forma non-GAAP reconciliation for the pro forma year ended June 30, 2020 is included due to the occurrence of a significant event in June 2019, specifically, the acquisition by DLH Holdings Corp. of Social & Scientific Systems, Inc. The Company has also included an unaudited pro forma statement of operations for the twelve months ended June 30, 2020 in Exhibit 99.3 to this Amendment No. 1 of the Current Report on Form 8-K/A.